Exhibit 99

Beacon Roofing Supply Appoints Thomas D. Schmitz as Chief Accounting Officer

HERNDON, Va.—(BUSINESS WIRE)—April 1, 2019—Beacon Roofing Supply, Inc. (Nasdaq: BECN)(“Beacon” or the “Company”) announced today that Thomas D. Schmitz was appointed its Vice President and Chief Accounting Officer, effective April 15, 2019. Mr. Schmitz assumes leadership of Beacon’s accounting organization and will oversee all the Company’s accounting operations.

Mr. Schmitz has been with Beacon for over 14 years in several financial roles, assuming progressive levels of responsibility with each. He started in 2004 as a Regional Controller and was subsequently promoted to divisional Controller and Vice President of Finance positions within the Company. In 2017, Mr. Schmitz assumed leadership over the integration of Allied accounting and finance functions across all of Beacon. In January of this year, he was named Beacon’s Corporate Controller, assuming responsibility for all the Company’s regional accounting functions. Prior to joining Beacon, Mr. Schmitz worked at Penske Truck Leasing and Infonxx in various accounting roles. He also worked four years in public accounting with Reinsel & Company in Reading, PA. Mr. Schmitz is a licensed Certified Public Accountant in the state of Pennsylvania, and received his B.S. in accounting from Albright College and a master’s degree in finance from Penn State University.

Joe Nowicki, the Company's Chief Financial Officer, stated: "Tom is a proven leader with over 14 years at Beacon in a number of financial leadership roles. His broad experience in finance and accounting, combined with his deep knowledge of the Beacon business model positions him well for this role. He has been involved in multiple acquisitions from due diligence through integration, helped form and implement our internal control and SOX guidelines, and established effective Financial Planning and Analysis functions within the field. We are very pleased to have Tom quickly step into the CAO role as we continue to make great progress on our growth strategy.”

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating over 500 branches throughout 50 states in the U.S. and 6 provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3939

JNowicki@becn.com